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                                                                      EXHIBIT 12

                       LORAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (Unaudited)

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
                                                                           THREE MONTHS ENDED
                                                                                JUNE 30,
                                                                          --------------------
                                                                            1994        1993
                                                                          --------     -------
Earnings:
  Income before taxes and equity in net
     income (loss) of affiliates........................................  $ 90,731     $63,170
  Add:
     Interest expense...................................................    23,252       8,283
     Amortization of debt expense.......................................       447          57
     Amortization of capitalized interest...............................       290         355
     Interest component of rent expense.................................     6,347       3,431
                                                                          --------     -------
  Earnings..............................................................  $121,067     $75,296
                                                                          ========     =======
Fixed charges:
  Interest expense......................................................  $ 23,252     $ 8,283
  Amortization of debt expense..........................................       447          57
  Capitalized interest..................................................        59           7
  Interest component of rent expense....................................     6,347       3,431
                                                                          --------     -------
  Fixed charges.........................................................  $ 30,105     $11,778
                                                                          ========     =======
Ratio of earnings to fixed charges......................................      4.02x       6.39x
                                                                          ========     =======
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